EXHIBIT 99.1

380 Sentry Parkway Blue Bell, PA 19422	PRESS RELEASE
For Release: Immediate
Contact: William E. Hitselberger (610) 397-5298

PMA Capital Announces Approval of Extraordinary Dividend from Its Run-off Reinsurance Business

Blue Bell, PA, April 26, 2007 - PMA Capital Corporation (NASDAQ: PMACA) today announced that the Pennsylvania Insurance Department (the “Department”) approved its request for an extraordinary dividend in the amount of $37.5 million from its former reinsurance business, PMA Capital Insurance Company (“PMACIC”), which was placed in run-off in November 2003.

“We believe the Department’s approval of our extraordinary dividend request recognizes our continued success in reducing the insurance liabilities associated with PMACIC and allows us to further reduce the amount of capital committed to our Run-off Operations,” said Vincent T. Donnelly, President and Chief Executive Officer. “We remain focused on continuing to reduce these liabilities in 2007, which should allow us to further reduce our capital committed to this business in 2008.”

Under the terms of the dividend approval, we may use the proceeds from the extraordinary dividend to acquire service franchises or insurance operations that integrate with the business of The PMA Insurance Group or PMA Management Corp. We may also use up to $15 million of the dividend to repurchase our common stock; however, we may not use any portion of the dividend to pay shareholder dividends.

“We will continue to evaluate the use of this dividend in the best interests of the Company and our shareholders,” Mr. Donnelly said.

This press release includes forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Although the Company’s management believes that its expectations are reasonable, there can be no assurance that actual results will not differ materially from such expectations. Factors that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, the Company’s ability to continue to reduce the insurance liabilities associated with PMACIC in 2007 and the Company’s ability to further reduce the capital committed to the Run-off Operations in 2008. Accordingly, you should not place undue reliance on any forward-looking statements in this press release. Forward-looking statements are not generally required to be publicly revised as circumstances change and the Company does not intend to update the forward-looking statements in this press release.

PMA Capital Corporation, headquartered in Blue Bell, Pennsylvania, is a publicly traded insurance holding company, whose operating subsidiaries provide workers’ compensation and other commercial property and casualty lines of insurance, primarily in the eastern part of the United States, underwritten and marketed under the trade name The PMA Insurance Group.

For additional information, visit www.pmacapital.com.